Exhibit 99.1

    Cincinnati Financial Corporation Declares Regular Quarterly Cash Dividend

    CINCINNATI, Nov. 15 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced that at its regular meeting on November 12, 2004, the board of directors declared a 27.5 cents per share regular quarterly cash dividend payable January 14, 2005, to shareholders of record on December 22, 2004. The indicated annual dividend is $1.10 per share.
    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU commented, "Cincinnati Financial's insurance and investment operations are structured to perform predictably and consistently over the long term, benefiting agents, policyholders, shareholders and associates. The board believes in rewarding shareholders who support this approach and the strong results it creates."
    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at http://www.cinfin.com .

SOURCE  Cincinnati Financial Corporation
    -0-                             11/15/2004
    /CONTACT:  Investors, Heather J. Wietzel, +1-513-603-5950, or Media, Joan
O. Shevchik, +1-513-603-5323, both of Cincinnati Financial Corporation/
    /Web site: http://www.cinfin.com /
    (CINF)

CO:  Cincinnati Financial Corporation
ST:  Ohio
IN:  FIN INS
SU:  DIV